EXHIBIT 10.3

3M COMPANY

3M 2008 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR U.S. EMPLOYEES

[PARTICIPANT NAME]

1.  Grant of Option.  This Agreement confirms that on [GRANT DATE] (the “Grant Date”), 3M Company (the “Company”) granted you a Nonqualified Stock Option (the “Option”) to purchase [NUMBER OF SHARES GRANTED] shares of Common Stock of the Company at the exercise price of [GRANT PRICE] per share (the “Exercise Price”), subject to the terms and conditions of this Agreement and the 2008 Long-Term Incentive Plan (the “2008 Plan”).

2.  Definitions.  Capitalized terms used and not defined herein shall have the same meaning as in the 2008 Plan.

3.  Vesting and Term of Option.  Your Option will vest over three years, as long as you remain continuously employed by the Company or an Affiliate from the Grant Date until each vesting date or if you die or Retire before any such date.  This means that you may exercise the first one-third of the shares subject to this Option on or after the first anniversary of the Grant Date, the second one-third of these shares on or after the second anniversary of the Grant Date, and the remaining one-third of these shares on or after the third anniversary of the Grant Date, assuming continued employment.  However, you will be required to accept this Option as well as this Agreement before being permitted to exercise the Option.  This Option will expire on and may not be exercised after the earlier of February 8, 2019 or the 90th day following the end of your 3M employment, except in cases of Retirement, death, disability, Disqualifying Termination or a termination in connection with which you execute a written release of employment-related claims in favor of the Company that provides (with the approval of the Company) for the nonforfeiture of stock options (but only to the extent this Option has vested prior to the date of the termination of your employment).

4.  Nature of Grant.  In accepting the grant of this Option, you acknowledge that:

(a)           the 2008 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the 2008 Plan;

(b)           the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)           all decisions with respect to future option grants, if any, will be at the sole discretion of the Compensation Committee of the 3M Board of Directors;

(d)           your participation in the 2008 Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)           the Option is not part of your regular or expected compensation for any purpose, including, but not limited to, calculating any severance payments, bonuses, life insurance, disability, pension or retirement benefits or similar payments;

(f)            the Company is not providing any tax, legal or financial advice, nor is the

Company making any recommendations regarding your participation in the 2008 Plan, or your acquisition or sale of the underlying shares of Common Stock; and

(g)           you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2008 Plan before taking any action related to the 2008 Plan.

5.  Transferability.  This Option is not transferable except in the event of your death, in accordance with the provisions of Section 13 of the 2008 Plan.

6.  Governing Law.  This Option and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, as provided in the 2008 Plan.

For purposes of litigating any dispute that arises concerning the grant of this Option or this Agreement, you and the Company agree and consent to the jurisdiction of the State of Minnesota, and agree that such litigation shall be conducted in the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, where this grant is made and/or to be performed.

7.  Entire Agreement.  The 2008 Plan and this Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter contained herein.

By accepting the grant of this Option, you agree to all of the terms and conditions described above and in the 2008 Plan.